ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

June 15, 2012

Atossa Genetics Inc.

4105 E. Madison Street, Suite 320

Seattle, Washington 98112

Re:	Registration Statement on Form S-1 (File No. 333-179500)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2012 (as amended from time to time), for the registration under the Securities Act of 1933 (the “Act”) of up to 1,000,000 shares of Common Stock, par value $0.001 per share (the “Shares”), of Atossa Genetics Inc., a Delaware corporation (the “Company”). The Shares are to be arranged for sale by the placement agents to the public as described in such Registration Statement.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, once the price at which the Shares are to be sold has been approved by or on behalf of the Board of Directors of the Company and once the Shares have been issued and delivered against payment therefor in accordance with the terms of the placement agent agreement referred to in the prospectus which is a part of the Registration Statement, we are of the opinion that the Shares will have been duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and any amendments thereto and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP